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                                                                    Exhibit 10.2

                                                   M/I SCHOTTENSTEIN HOMES, INC.
                                                   BONUS PROGRAM
                                                   DIVISION MANAGER
                                                   EFFECTIVE JANUARY 1, 1996


BONUS CRITERIA:

A Vice President - Division Manager is eligible to receive up to two times his December 31 base salary as per the following criteria:

GOAL:

1. If Actual Net Income is at least $500,000, the percentage of Net Income to Revenue is at least .5% and the respective Division achieves a 92% affirmative response level or better, a graduating cents per dollar amount will be awarded to a maximum of the prior years Net Income, as indicated on ATTACHMENT A.

2a. If the Division was profitable in the prior year, Actual Net Income in excess of the prior year Net Income is at least $100,000, the percentage of Net Income to Revenue is 1.50% or higher and the respective Division affirmative response percentage is 92% or better, a graduating cents per dollar amount will be awarded as indicated on ATTACHMENT B.

2b. If the Division was NOT profitable in the prior year, but actual results are equal to or greater than $250,000, the percentage of Net Income to Revenue is at least 1.5% and the respective Division affirmative response percentage is 92% or better, a graduating cents per dollar will be awarded as indicated on ATTACHMENT C.

3. If the Division achieves $50,000 of Net Income and receives at least a 92% affirmative response level to question #16 on the related customer questionnaire of the respective Division, the Division Manager will receive 17% of his December 31 base salary. The percentage of December 31 base salary increases proportionally for each increase in customer responses over 92%, up to 25% of December 31 base salary at a 100% "yes" response level. In the event the respective Division achieves a 99% "yes" response level, an additional $2500.00 will be awarded. An additional $5,000.00 lump sum amount will be awarded if a 100% "yes" response level is attained.

THE NET INCOME DEFINITION INCLUDES THE PERFORMANCE OF THE RESPECTIVE LAND DEPARTMENTS FOR THE FOLLOWING DIVISIONS: COLUMBUS (NOT INCLUDING FAB 10), HORIZON, SHOWCASE, CINCINNATI, INDIANAPOLIS, CHARLOTTE, RALEIGH, TAMPA, ORLANDO AND WEST PALM BEACH. NET INCOME ALSO INCLUDES CORPORATE CHARGES, DIVISION MANAGER BONUSES AND 1995 PERFORMANCE WILL BE RESTATED TO REFLECT ACCOUNTING CHANGES FOR CORPORATE CHARGES, DIVISION MANAGER'S BONUS, CAPITALIZED INTEREST AND GENERAL CONDITIONS TO ASSURE COMPARABILITY.

PAYMENT:

The bonus is 50% payable at the end of January and 50% payable prior to March 15 of the following year the bonus is earned. The individual must be employed in this capacity with the Company on the date the bonuses are distributed to receive a bonus. However, in the event of a promotion or transfer, the bonus amount will be allocated to time employed in each position. No amounts are considered due or payable in the event the employment relationship with the Company is terminated.

THE COMPANY RESERVES THE RIGHT TO REVISE THIS PROGRAM AS IT CONSIDERS NECESSARY.

ACKNOWLEDGED:



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         (Name)                                             Date